Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 20, 2025

among

FOOT LOCKER, INC.,

THE GUARANTORS PARTY HERETO,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

Table of Contents

Page

ARTICLE I

DEFINITIONS

Section 1.1	Certain Terms Defined in the Base Indenture	2

Section 1.2	Definitions	2

ARTICLE II

AMENDMENTS TO THE EXISTING INDENTURE

Section 2.1	Amendments Immediately Prior to the Acquisition	2

Section 2.2	Amendments Immediately Upon the Occurrence of the Operative Date	3

Section 2.3	General Amendments	3

Section 2.4	Effectiveness	4

ARTICLE III

MISCELLANEOUS

Section 3.1	Parties	4

Section 3.2	Governing Law	4

Section 3.3	Waiver of Jury Trial	4

Section 3.4	Counterparts	4

Section 3.5	Severability	5

Section 3.6	Ratification	5

Section 3.7	Table of Contents, Headings, etc.	5

Section 3.8	Waiver	5

i

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of June 20, 2025 (this “First Supplemental Indenture”), by and among FOOT LOCKER, INC., a New York corporation (the “Company”), the Guarantors party hereto, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee are parties to that certain Indenture, dated as of October 5, 2021 (the “Existing Indenture”; and together with this First Supplemental Indenture, the “Indenture”), pursuant to which the Company has previously issued $400,000,000 in aggregate principal amount of 4.000% notes due 2029 (the “Notes”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of May 15, 2025 (the “Acquisition Agreement”), with DICK’S Sporting Goods, Inc., a Delaware corporation (“DICK’S”), and RJS Sub LLC, a New York limited liability company and a wholly owned subsidiary of DICK’S (“Merger Sub”), pursuant to which, subject to the conditions contained therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and as a wholly owned subsidiary of DICK’S (the “Acquisition”);

WHEREAS, in connection with the Acquisition, DICK’S, on behalf of the Company, pursuant to the Offering Memorandum and Consent Solicitation Statement, dated June 6, 2025 (the “Consent Solicitation Statement”), solicited consents (the “Consent Solicitation”) to certain amendments to the Existing Indenture as set forth herein;

WHEREAS, Section 9.02 of the Existing Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement certain provisions of the Existing Indenture, the Notes and the Guarantees with the consent of the Holders of a majority in principal amount of the Notes then outstanding (as determined in accordance with Sections 2.08 and 2.09 of the Existing Indenture) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and such consent has been received by (or on behalf of) the Company;

WHEREAS, the Company has (i) duly adopted and delivered to the Trustee, resolutions of its Board of Directors authorizing the execution and delivery of this First Supplemental Indenture, (ii) delivered to the Trustee evidence satisfactory to the Trustee that Holders of a majority in principal amount of the Notes then outstanding have given and, as of the date hereof, have not withdrawn their consents to the amendments set forth in this First Supplemental Indenture and the execution hereof, including the certificate of Global Bondholder Services Corporation, dated June 20, 2025, (iii) delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture, the Officer’s Certificate and an Opinion of Counsel relating to this First Supplemental Indenture pursuant to the Existing Indenture, and the Company has satisfied all other conditions required under the Existing Indenture to enable and permit the Company, the Guarantors, and the Trustee to enter into this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.02 of the Existing Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture to effectuate the amendments set forth in Article II of this First Supplemental Indenture;

WHEREAS all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the promises stated herein, the parties hereto hereby enter into this First Supplemental Indenture, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Certain Terms Defined in the Base Indenture. For purposes of this First Supplemental Indenture and the Notes, all capitalized terms used but not defined herein or therein, as applicable, shall have the meanings ascribed to such terms in the Existing Indenture. The rules of interpretation set forth in the Existing Indenture shall be applied hereto as if set forth in full herein.

Section 1.2            Definitions. For the benefit of the Holders, Section 1.1 of the Existing Indenture shall be amended by adding or substituting, as applicable, the following new definitions:

“Consent Payment” has the meaning set forth in the Consent Solicitation Statement.

“Operative Date” means the date on which the Company (or another Person on behalf of the Company) makes the Consent Payment to Holders that are entitled to receive the Consent Payment in accordance with the terms of the Consent Solicitation Statement (which, for the avoidance of doubt, may not occur prior to the consummation of the Acquisition).

ARTICLE II

AMENDMENTS TO THE EXISTING INDENTURE

Section 2.1            Amendments Immediately Prior to the Acquisition. From and immediately prior to the consummation of the Acquisition, the Existing Indenture is hereby amended as follows:

(a)            Section 4.10 (“Offer to Repurchase Upon Change of Control Triggering Event”) of the Existing Indenture is hereby deleted in its entirety; provided that the section number remains and the word “[Reserved]” shall replace the title thereto; and

(b)            the Company and the Guarantors shall be released from their respective obligations under each of the provisions set forth in clause (a) above and the failure to comply with the terms of any of the provisions set forth in clause (a) above shall no longer constitute a Default or an Event of Default under or a breach of the Existing Indenture and shall no longer have any other consequence under the Existing Indenture.

Section 2.2            Amendments Immediately Upon the Occurrence of the Operative Date. From and immediately upon the occurrence of the Operative Date, the Existing Indenture is hereby amended as follows:

(a)            the following provisions of the Existing Indenture are hereby deleted in their entirety; provided that the section number remains and the word “[Reserved]” shall replace the title thereto:

(i)	Section 4.03 (“Reports”);

(ii)	Section 4.04 (“Compliance Certificate”);

(iii)	Section 4.05 (“Taxes”);

(iv)	Section 4.07 (“Sale and Leaseback Transactions”);

(v)	Section 4.08 (“Liens”);

(vi)	Section 4.09 (“Company Existence”);

(vii)	Section 4.11 (“Transactions with Affiliates”);

(viii)	Section 4.12 (“Additional Guarantees”);

(ix)	Article V (“Successors”); and

(x)	Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9) and 6.01(10) (“Events of Default”); and

(b)            the Company and the Guarantors shall be released from their respective obligations under each of the provisions set forth in clauses (a)(i) through (a)(x) above and the failure to comply with the terms of any of the provisions set forth in clause clauses (a)(i) through (a)(x) above shall no longer constitute a Default or an Event of Default under or a breach of the Existing Indenture and shall no longer have any other consequence under the Existing Indenture.

Section 2.3            General Amendments. Upon the operation of the amendments set forth in Sections 2.1 and 2.2 of this First Supplemental Indenture, the Existing Indenture is hereby amended as follows:

(a)            (i) all definitions set forth in Section 1.01 of the Existing Indenture that relate to defined terms used solely in Sections deleted by this First Supplemental Indenture, (ii) all references to Sections of the Existing Indenture deleted by this First Supplemental Indenture and (iii) all references to or descriptions of Sections or other terms or provisions of the Existing Indenture deleted by this First Supplemental Indenture are hereby deleted in their entirety from the Exiting Indenture and the Notes; and

(b)            all references to Sections of the Existing Indenture amended by this First Supplemental Indenture shall mean such Section as amended by this First Supplemental Indenture.

Section 2.4            Effectiveness. This First Supplemental Indenture shall become effective upon the execution and delivery hereof by the parties hereto. Notwithstanding the foregoing, (i) the amendments and waivers set forth above in Section 2.1 shall not become operative until immediately prior to the consummation of the Acquisition and will cease to become operative if the Acquisition is not consummated and (ii) the amendments and waivers set forth above in Section 2.2 shall not become operative until the occurrence of the Operative Date.

ARTICLE III

MISCELLANEOUS

Section 3.1            Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Existing Indenture or any provision herein or that therein contained.

Section 3.2            Governing Law. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereto.

Section 3.3            Waiver of Jury Trial. EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4            Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same First Supplemental Indenture. The words “execution,” “signed” and “signature” and words of like import in this First Supplemental Indenture or in any other certificate, agreement or document related to this First Supplemental Indenture (to the extent not prohibited under governing documents) shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “.pdf,” “.tif” or “.jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 3.5            Severability. Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 3.6            Ratification. The Existing Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Existing Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Existing Indenture, unless not permitted by law. The Trustee accepts the trusts created by the Existing Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Existing Indenture, as supplemented by this First Supplemental Indenture. The parties hereto acknowledge and agree that the rights, protections and indemnities afforded the Trustee in the Existing Indenture shall apply to any action or inaction under or in connection with this First Supplemental Indenture.

Section 3.7            Table of Contents, Headings, etc. The Table of Contents and headings of the Articles and Sections in this First Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 3.8            Waiver. By consenting to the amendments to the Existing Indenture set forth Article II of this First Supplemental Indenture, each consenting Holder will be deemed to have waived any Default, Event of Default, breach or other consequence under the Indenture for failure to comply with the terms of the provisions identified in Article II of this First Supplemental Indenture (whether before or after the Operative Date).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FOOT LOCKER, INC.

By:	/s/ Michael Baughn
Name: Michael Baughn
Title: Executive Vice President and Chief Financial Officer

FOOT LOCKER RETAIL, INC. FOOT LOCKER SPECIALTY, INC. FOOT LOCKER CORPORATE SERVICES, INC. EUROSTAR, INC. as to each of the foregoing

By:	/s/ Michael Baughn
Name: Michael Baughn
Title: Executive Vice President

[First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

[First Supplemental Indenture]